Blueknight Energy Partners, L.P.
Announces Final Approval of Settlement of Class Action Litigation

TULSA, Okla, October 5, 2011 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that on October 5, 2011 the U.S. District Court for the Northern District of Oklahoma has granted final approval and issued a final judgment relating to the settlement of the consolidated securities class action litigation, In Re: SemGroup Energy Partners, L.P. Securities Litigation, Case No. 08-MD-1989-GKF-FHM (the “Class Action Litigation”), in accordance with the Stipulation of Settlement entered into by the parties on May 3, 2011.

The settlement provides for, among other things, dismissal of the Class Action Litigation with prejudice, releases in favor of the defendants and collective payment by the defendants in accordance with the Stipulation of Settlement.  The Stipulation of Settlement was provided for in the Partnership’s December 31, 2010 financial statements.  No parties admit any wrongdoing as part of the settlement.

“Settlement of the Class Action Litigation is another step that furthers BKEP’s restructuring.  We are pleased to have this SemGroup legacy issue resolved and behind us,” explained Mr. James C. Dyer, Chief Executive Officer of BKEP’s general partner.

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the impact of the settlement upon the price of the Partnership’s common units, the Partnership’s future cash flows and operations, pending legal proceedings, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900